PRESS RELEASE


FOR RELEASE:   Immediately

CONTACT:       Patrick J. Ward, President and Chief Operating Officer
               Commonwealth Bank
               (610) 251-1600
               or
               Tom Yaegel
               Tom Yaegel Associates Inc.
               (215) 322-5330


             COMMONWEALTH BANCORP, INC. ANNOUNCES APPROVAL OF
             STOCK BENEFIT PLANS AND INITIATION OF OPEN-MARKET
             STOCK PURCHASES TO FUND STOCK COMPENSATION PLAN


VALLEY FORGE, PENNSYLVANIA -- DECEMBER 17, 1996 - The Board of Directors of Commonwealth Bancorp, Inc. (NASDAQ: CMSB) (the "Company") announced that its 1996 Stock Option Plan and its 1996 Recognition and Retention Plan were approved by shareholders at a special meeting of shareholders held today. The Company also announced that in order to fund the 1996 Recognition and Retention Plan, the related trust intends to purchase shares of the Company's common stock in the open market with funds contributed by the Company. Purchases will be made from time to time at the discretion of management of the Company and will amount to up to 394,886 shares of the Company's common stock.

Commonwealth Bancorp, Inc. is the holding company for Commonwealth Bank. Commonwealth Bank is a community bank headquartered in Valley Forge, Pennsylvania. The Bank conducts business through 53 full-service offices located throughout Eastern Pennsylvania, including fourteen supermarket branches which are open 7 days a week. Deposits at Commonwealth are insured up to $100,000 by the FDIC. The Bank also conducts business through ComNet Mortgage Services, a division of the Bank with loan origination offices located in Pennsylvania, New Jersey and Rhode Island. At September 30, 1996, the Company had $2.08 billion of total assets, $1.86 billion of total liabilities, including $1.47 billion of deposits, and $227.4 million of shareholders' equity.